Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-121304 of American Home Mortgage Investment Corp. on Form S-3 and Registration Statement No. 333-109899 of American Home Mortgage Holdings, Inc. on Form S-8 of our reports dated March 1, 2007, relating to the consolidated financial statements of American Home Mortgage Investment Corp. and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of American Home Mortgage Investment Corp. for the year ended December 31, 2006.

/s/    DELOITTE & TOUCHE LLP

New York, New York

March 1, 2007